Exhibit 11


                           OMNI MULTIMEDIA GROUP, INC.

                        COMPUTATION OF NET LOSS PER SHARE




                                                         Three Months Ended
                                                    ---------------------------
                                                       June 29,        July 1,
                                                         1996           1995
                                                    --------------   ----------

Net loss                                            $(1,820,004)    $ (268,153)
                                                    ============    ===========

Primary weighted common shares outstanding:

     Common Stock                                     3,889,950       2,498,500
     Stock options1                                           -               -
     Stock warrants1                                          -               -
                                                    ------------    -----------

Weighted average shares                               3,889,950       2,498,500
                                                    ============    ===========
Net loss per share                                       ($0.47)         ($0.11)
                                                    ============    ===========
_____________


(1) Inclusion of stock options and warrants in the weighted average share calculation would have an anti-dilutive effect on the calculation for the three months ended July 1, 1995 and June 29, 1996, and has therefore been excluded.